SANWA BUSINESS CREDIT CORPORATION
                     One South Wacker Drive
                    Chicago, Illinois  60606




September 1, 1997


VIA FACSIMILE AND CERTIFIED MAIL

Mr. Michael Sonaco
President & CEO
C&L Communications, Inc.
12000 Network Blvd.
Suite 300
San Antonio, Texas 78249

Re: Waiver of Events of Default/Sanwa Business Credit Corporation Loan Facility to C&L Communications, Inc.

Dear Mr. Sonaco:

Reference is made to that certain Loan and Security Agreement dated as of January 2, 1996, as amended, by and between C&L Communications, Inc. ("Borrower") and Sanwa Business Credit Corporation ("SBCC"). You have advised us that there now exists certain Events of Default under the Loan Agreement due to (i) Borrower's failure to timely deliver to SBCC its year-end (March 31, 1997) audited financial statements in accordance with Section 10.1(E)(i) of the Loan Agreement and (ii) Borrower's failure to deliver to SBCC the monthly Covenant Compliance Certificate in accordance with Section 10.1(M) of the Loan Agreement for the periods ending on April 30, 1997, May 31, 1997, June 30, 1997 and July 31, 1997 (collectively, the "Events of Default").

SBCC hereby waives the Events of Default. SBCC's waiver of the Events of Default shall in no way be deemed a waiver or forbearance of any other default, whether now existing or hereafter arising or any other Event of Default under the Loan Agreement or any Ancillary Agreement.

Yours very truly,

/s/  Andrew Heinz
     Vice President/Credit Manager
     Collateral Lending Department
     Sanwa Business Credit Corp.

cc:  Mr. James Fiedler
     The Diana Corporation
     8200 West Brown Deer Road
     Suite 200
     Milwaukee, WI  53223

     Mr. Kenneth Hunt, Esq.
     Godfrey & Kahn, S.C.
     780 North Water Street
     Milwaukee, WI  53202

     Mr. Bradley Schmarak, Esq.
     Sachnoff & Weaver, Ltd.
     30 South Wacker Drive
     29th Floor
     Chicago, Illinois  60606-7484